As filed with the Securities and Exchange Commission on May 31, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOLECTRON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-2447045
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

847 Gibraltar Drive, Milpitas, California 95035
(Address of Principal Executive Offices) (Zip Code)

SOLECTRON EXECUTIVE DEFERRED COMPENSATION PLAN
(Full title of the plan)

Kiran Patel
Executive Vice President and Chief Financial Officer
Solectron Corporation
847 Gibraltar Drive
Milpitas, California 95035
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (408) 956-6500

Copies to:
Steven E. Bochner, Esq. and John E. Aguirre, Esq.
Wilson Sonsini Goodrich & Rosati, PC
650 Page Mill Road
Palo Alto, California 94304-1050

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed Maximum
Title of Securities	Amount to be		Maximum Offering	Aggregate Offering	Amount of
to be Registered	Registered		Price Per Share	Price	Registration Fee

Common Stock, $0.001 par value, to be issued under the Solectron Executive Deferred Compensation Plan	75,000	shares(1)	$3.57 (2)	$267,750 (2)	$31.51	(2)

Common Stock, $0.001 par value, issuable to Directors in lieu of a portion of their annual director retainers	150,000	shares(1)	$3.57 (2)	$535,500 (2)	$63.03	(2)

Deferred Compensation Obligations (3)	$5,000,000		100%	$5,000,000	$588.50

(1)	This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Solectron Corporation Executive Deferred Compensation Plan described herein (the “Plan”) or pursuant to the arrangement under which directors may receive stock in lieu of a portion of their annual retainer as described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $3.57 per share, the average of the high and low prices per share of the Common Stock on the New York Stock Exchange on May 24, 2005.

(3)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Solectron Executive Deferred Compensation Plan described herein.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this Registration Statement: (i) the latest annual report of Solectron Corporation (the “Registrant”) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (i) above (other than any Current Reports on Form 8-K containing Regulation FD disclosure furnished under Item 7.01 or Results of Operations and Financial Condition disclosure furnished under Item 2.02 and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Reports on Form 8-K); and (iii) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed pursuant to Section 2.02 of the Exchange Act, including any amendment or report filed for the purpose of updating such description. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or deregisters all securities then remaining unsold (other than any Current Reports on Form 8-K containing Regulation FD disclosure furnished under Item 7.01 or Results of Operations and Financial Condition disclosure furnished under Item 2.02 and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Reports on Form 8-K), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Deferred Compensation Obligations:

The $5,000,000 in Deferred Compensation Obligation and 75,000 shares of Common Stock being registered herein represent obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the Solectron Executive Deferred Compensation Plan, as amended (the “Plan”).

The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future according to the terms of the Plan from the general assets of the Registrant, and rank equally with other unsecured and unsubordinated indebtedness of the Registrant.

The amount of eligible compensation to be deferred by each participant is determined in accordance with the terms of the Plan based on elections by the participant. Amounts credited to a participant’s Plan account are credited with deemed investment returns equal to the experience of selected investment funds offered under the Plan committee (or its delegate) from time to time, and/or deemed invested in shares of common stock of the Registrant (“Shares”), including reinvestment of any deemed dividends, as elected by the participant. The Obligations are payable upon a date or dates selected by the participant in accordance with the terms of the Plan. A participant may elect payment in the form of a lump sum, or, if the participant’s employment or

Board service is terminated after the participant attains age sixty (60) and has completed five (5) years of service, in up to ten (10) annual installments beginning on a fixed payment date. The Obligations are payable in the form of cash and/or Shares. The cash portion (if any) of a distribution will equal the sum of the deferred compensation plus any discretionary contributions made to the Plan on the participant’s behalf by the Registrant, adjusted to reflect the deemed investment returns on those amounts. The stock portion (if any) of the distribution will equal the number of Shares deemed credited to the participant’s Plan account. Notwithstanding the foregoing, payment of the Obligations must be made or begin to be made as soon as administratively practicable after a participant’s death, disability, termination of employment or termination of service on the Board.

Participants or beneficiaries may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Plan. A participant may designate one or more beneficiaries to receive any portion of any Obligations payable in the event of the participant’s death.

The Registrant may pay all or a part of a participant’s vested Obligations as an in-service withdrawal in order to meet a participant’s unforeseen emergency, as defined in the Plan. The Registrant has reserved the right to amend or terminate the Plan at any time and for any reason.

The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

Director Fees Paid in the Form of Common Stock:

In addition to the Plan, this Form S-8 is registering 150,000 shares of Common Stock of the Company pursuant to which members of the Board of Directors of the Company may elect to receive, in lieu of up to one-third of the aggregate annual cash retainer to which such directors are otherwise entitled (by reason of their service on the Company’s Board of Directors and any committee thereof), Common Stock of the Company with an aggregate value equal to no more than one-third of the aggregate annual cash retainer that such directors would otherwise receive (the “Director Common Stock in Lieu of Cash Retainer Arrangement”).

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant’s Bylaws provide for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law. The Registrant has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the director and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

ITEM 8. EXHIBITS

4.1       Solectron Executive Deferred Compensation Plan, as amended.

5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1     Consent of Independent Registered Public Accounting Firm.

23.2     Consent of Counsel (contained in Exhibit 5.1).

24.1     Power of Attorney of Directors (see page 8).

ITEM 9. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes: 3

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Solectron Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California on this 27th day of May, 2005.

SOLECTRON CORPORATION
(Registrant)

By:	/s/ Kiran Patel

Kiran Patel, Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints, jointly and severally, Michael R. Cannon and Kiran Patel, as his or her attorneys-in-fact, each with full power of substitution, for him or her and in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael R. Cannon Michael R. Cannon	President, Chief Executive Officer and Director (Principal Executive Officer)	May 27, 2005

/s/ Kiran Patel Kiran Patel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 27, 2005

/s/ Warren Ligan Warren Ligan	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 27, 2005

/s/ William A. Hasler William A. Hasler	Director	May 27, 2005

/s/ Richard A. D’Amore Richard A. D’Amore	Director	May 27, 2005

/s/ H. Paulett Eberhart H. Paulett Eberhart	Director	May 27, 2005

/s/ Heinz Fridrich Heinz Fridrich	Director	May 27, 2005

Signature	Title	Date
/s/ William R. Graber William R. Graber	Director	May 27, 2005

/s/ Paul R. Low Paul R. Low, Ph.D.	Director	May 27, 2005

/s/ C. Wesley M. Scott C. Wesley M. Scott	Director	May 27, 2005

/s/ Cyril Yansouni Cyril Yansouni	Director	May 27, 2005

EXHIBIT INDEX

4.1 Solectron Executive Deferred Compensation Plan, as amended.

5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1 Consent of Independent Registered Public Accounting Firm.

23.2 Consent of Counsel (contained in Exhibit 5.1).

24.1 Power of Attorney of Directors (see page 8).